Exhibit 99.1

AVENTAIL CORPORATION
2007 EQUITY INCENTIVE PLAN

SECTION 1.  INTRODUCTION.

The purpose of the Aventail Corporation 2007 Equity Incentive Plan is to promote the long-term success of the Company and the creation of shareholder value by offering designated Employees and Consultants an opportunity to share in such long-term success by acquiring a proprietary interest in the Company.  The Plan seeks to achieve this purpose by providing for discretionary long-term incentive awards in the form of Options.

The Plan shall be governed by, and construed in accordance with, the laws of the State of Washington (except its choice-of-law provisions).  Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or any related Stock Option Agreement.

SECTION 2.  DEFINITIONS.

(a)  “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

(b)  “Board” means the Board of Directors of the Company, as constituted from time to time.

(c)  “Cashless Exercise” means, to the extent that a Stock Option Agreement so provides and as permitted by applicable law, a program approved by the Committee in which payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations at the minimum statutory withholding rates, including, but not limited to, U.S. federal and state income taxes, payroll taxes, and foreign taxes, if applicable.

(d)  “Cause” means, except as may otherwise be provided in a Participant’s employment agreement or option agreement, a conviction of a Participant for a felony crime or the failure of a Participant to contest prosecution for a felony crime, or a Participant’s misconduct, fraud or dishonesty (as such terms are defined by the Committee in its sole discretion), or any unauthorized use or disclosure of confidential information or trade secrets, in each case as determined by the Committee, and the Committee’s determination shall be conclusive and binding.

(e)  “Change In Control” means, except as may otherwise be provided in a Participant’s employment agreement or Stock Option Agreement, the occurrence of any of the following:

(i)  A change in the composition of the Board over a period of thirty-six consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination; or

(ii)  The acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 50% of the total combined voting power of the Company’s then outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which the Board does not recommend such shareholders accept.

(f)  “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

(g)  “Committee” means a committee described in Section 3.

(h)  “Company” means Aventail Corporation, a Washington corporation.

(i)  “Consultant” means an individual who performs bona fide services to the Company, a Parent, a Subsidiary or an Affiliate, other than as an Employee or Director or Non-Employee Director.

(j)  “Corporate Transaction” means, except as may otherwise be provided in a Participant’s employment agreement or Stock Option Agreement, the occurrence of any of the following shareholder approved transactions:

(i)  The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization; or

(ii)  The sale, transfer or other disposition of all or substantially all of the Company’s assets.

A transaction shall not constitute a Corporate Transaction if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transactions.

(k)  “Director” means a member of the Board who is also an Employee.

(l)  “Disability” means that the Optionee is disabled within the meaning of Section 22(e)(3) of the Code.

(m)  “Effective Date” means June 11, 2007, the date the Plan was adopted by the Company Board of Directors.

(n)  “Employee” means any individual who is a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

(o)  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p)  “Exercise Price” means, in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement.

(q)  “Fair Market Value” means the market price of a Share as determined in good faith by the Committee.  The Fair Market Value shall be determined by the following:

(i)  If the Shares were traded over-the-counter or listed with NASDAQ on the date in question, then the Fair Market Value shall be equal to the last transaction price quoted by the NASDAQ system for the date in question; or

(ii)  if the Shares are listed on the New York Stock Exchange or the American Stock Exchange on the date in question, the Fair Market Value is the closing selling price for the Shares as such price is officially quoted in the composite tape of transactions on the exchange determined by the Committee to be the primary market for the Shares for the date in question.

If neither (i) or (ii) are applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in the Western Edition of The Wall Street Journal.  Such determination shall be conclusive and binding on all persons.

(r)  “Fiscal Year” means the Company’s fiscal year.

(s)  “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Code.

(t)  “ISO” means an Incentive Stock Option.

(u)   “Non-Employee Director” means a member of the Board who is not an Employee.

(v)  “Non-Qualified Stock Option” means an Option that is not an ISO.

(w)  “NQSO” means a Non-Qualified Stock Option.

(x)   “Option” means a stock option granted under the Plan entitling the Optionee to purchase Shares.

(y)  “Optionee” means an individual, estate or other entity that holds an Option.

(z)  “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(aa)  “Participant” means an Employee, Non-Employee Director or Consultant who is granted an Option under the Plan

(bb)  “Plan” means this Aventail Corporation 2007 Equity Incentive Plan, as it may be amended from time to time.

(cc)  “SEC” means the Securities and Exchange Commission.

(dd)  “Securities Act” means the Securities Act of 1933, as amended.

(ee)  “Series E Preferred Stock” means the Company’s Series E Preferred Stock.

(ff)   “Service” means service as an Employee, Director, Non-Employee Director or Consultant.  A Participant’s Service does not terminate when continued service crediting is required by applicable law.  Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work.  The Committee determines which leaves count toward Service, and when Service terminates for all purposes under the Plan.  Further, unless otherwise determined by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant provides service to the Company, a Parent, Subsidiary or Affiliate, or a transfer between entities (the Company or any Parent, Subsidiary, or Affiliate); provided that there is no interruption or other termination of Service.

(gg)  “Share” means one share of Series E Preferred Stock,as adjusted pursuant to Sections 8 and 9, and any successor security

(hh)  “Stock Option Agreement” means the agreement described in Section 6 evidencing each award of an Option.

(ii)  “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(jj)  “10-Percent Shareholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries.  In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

SECTION 3.  ADMINISTRATION.

(a)  General.  The Board or a Committee appointed by the Board shall administer the Plan.  Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time.  The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

(b)  Authority of the Committee.  Subject to the provisions of the Plan, the Committee shall have full authority and sole discretion to take any actions it deems necessary or advisable for the administration of the Plan.  Such actions shall include:

(i)  selecting individuals who are to receive Options under the Plan;
(ii)	determining the type, number, vesting requirements and other features and conditions of such Options and amending such Options;
(iii)	correcting any defect, supplying any omission, or reconciling any inconsistency in the Plan or any Stock Option Agreement;
(iv)	accelerating the vesting, or extending the post-termination exercise term, of Options at any time and under such terms and conditions as it deems appropriate;
(v)  interpreting the Plan; and
(vi)  making all other decisions relating to the operation of the Plan.

The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan.  The Committee’s determinations under the Plan shall be final and binding on all persons.

(c)  Indemnification.  To the maximum extent permitted by applicable law, each member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Stock Option Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

SECTION 4.  GENERAL.

(a)  General Eligibility.  Only Employees, Directors, Non-Employee Directors and Consultants shall be eligible to receive Options under the Plan. ISOs may be granted only to Employees of the Company or of a Parent or Subsidiary of the Company.  NQSOs may be granted to Employees, Directors and Consultants of the Company or any Parent or Subsidiary of the Company; provided such Consultants render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction.

(b)  Stock Options.  If applicable, no person shall be eligible for the grant of an Option so long as Section 260.140.41(b) of Title 10 of the California Code of Regulations applies unless the requirements of such regulation are satisfied.  Options granted under the Plan may be either ISOs or NQSOs as determined by the Committee.

(c)  Restrictions on Shares.  Any Shares issued pursuant to an Option shall be subject to such rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine, in its sole discretion.  Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law.  In no event shall the Company be required to issue fractional Shares under this Plan.

(d)  Beneficiaries.  Unless stated otherwise in a Stock Option Agreement, a Participant may designate one or more beneficiaries with respect to an Option by timely filing the prescribed form with the Company.  A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death.

(e)  No Rights as a Shareholder.  A Participant, or a transferee of a Participant, shall have no rights as a shareholder with respect to any Shares covered by an Option until such person has satisfied all of the terms and conditions to receive such Shares, has satisfied any applicable withholding or tax obligations relating to the Option and the Shares have been issued (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company).

(f)  Termination of Service.  Unless the applicable Stock Option Agreement or, with respect to Participants who reside in the U.S., the applicable employment agreement provides otherwise, the following rules shall govern the vesting, exercisability and term of outstanding Options held by a Participant in the event of termination of such Participant’s Service (in all cases subject to the term of the Option): (i) upon termination of Service for any reason, all unvested portions of any outstanding Options shall be immediately forfeited without consideration; (ii) if the Service of a Participant is terminated for Cause, then all unexercised Options shall terminate and be forfeited immediately without consideration; (iii) if the Service of Participant is terminated for any reason other than for Cause, death, or Disability, then the vested portion of his/her then-outstanding Options may be exercised by such Participant or his or her personal representative within three (3) months after the date of such termination (or within such shorter time period, not less than thirty (30) days, or within such longer time period, not exceeding five (5) years, after such termination as may be determined by the Committee, with any exercise beyond three (3) months after such termination deemed to be an NQSO); or (iv) if the Service of a Participant is terminated due to death or Disability, the vested portion of his/her then-outstanding Options may be exercised within twelve (12) months after the date of termination of Service (or within such shorter time period,  or within such longer time period, not exceeding five (5) years, after such termination as may be determined by the Committee, with any exercise beyond (i) three (3) months after the termination when the termination is for any reason other than the Participant’s death or Disability, within the meaning of Section 22(e)(3) of the Code, or (ii) twelve (12) months after the Termination Date when the Termination is for Participant’s disability, within the meaning of Section 22(e)(3) of the Code, deemed to be an NQSO).

(g)  Information Delivery.  When required to comply with Section 260.140.41(j) of Title 10 of the California Code of Regulations, the security holders to whom such information is required to be provided shall be provided the information required by Section 260.140.46 of Title 10 of the California Code of Regulations not less frequently than annually.

(h)  Limitations on ISOs.  The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive Equity Incentive Plan of the Company or any Parent or Subsidiary of the Company) will not exceed One Hundred Thousand Dollars ($100,000).  If the Fair Market Value of Shares on the date of grant with respect to which ISOs are exercisable for the first time by a Participant during any calendar year exceeds One Hundred Thousand Dollars ($100,000), then the Options for the first One Hundred Thousand Dollars ($100,000) worth of Shares to become exercisable in such calendar year will be ISOs and the Options for the amount in excess of One Hundred Thousand Dollars ($100,000) that become exercisable in that calendar year will be NQSOs.  In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, then such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

(i)  No Disqualification.  Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant, to disqualify any Participant’s ISO under Section 422 of the Code.  In no event shall the total number of Shares issued (counting each reissuance of a Share that was previously issued and then forfeited or repurchased by the Company as a separate issuance) under the Plan upon exercise of ISOs exceed 18,000,000 Shares (adjusted in proportion to any adjustments under Section 5 hereof) over the term of the Plan.

SECTION 5.  SHARES SUBJECT TO PLAN AND SHARE LIMITS.

(a)  Basic Limitation.  The stock issuable under the Plan shall be authorized but unissued Shares.  The aggregate number of Shares reserved for Options under the Plan shall not exceed 18,000,000 Shares, subject to adjustment pursuant to Section 8 and, when required, compliance with the shareholder approval requirements of Section 260.140.45 of Title 10 of the California Code of Regulations.

(b)  Additional Shares.  If Options are forfeited or are terminated for any other reason before being exercised, then the Shares underlying such Options shall again become available for Options under the Plan.

SECTION 6.  TERMS AND CONDITIONS OF OPTIONS.

(a)  Stock Option Agreement.  Each grant of an Option under the Plan shall be evidenced and governed exclusively by a Stock Option Agreement between the Optionee and the Company.  The Stock Option Agreement shall expressly identify the Option as an ISO or an NQSO.  Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in a Stock Option Agreement (including without limitation any performance conditions).  The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

(b)  Date of Grant.  The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless a later date is otherwise specified by the Committee.  The Stock Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

(c)  Number of Shares.  Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall be subject to adjustment of such number in accordance with Section 8.

(d)  Exercise Price.  An Option’s Exercise Price shall be established by the Committee and set forth in a Stock Option Agreement and may not be less than eighty-five percent (85%) of the Fair Market Value of the Shares on the date of grant; provided that (i) the Exercise Price of an ISO will not be less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant and (ii) the Exercise Price of any Option granted to a 10-Percent Shareholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant.

(e)  Exercisability and Term.  Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable.  The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed ten years from the date of grant and provided further that no ISO granted to a 10-Percent Shareholder will be exercisable after the expiration of five (5) years from the date the ISO is granted, but in no event shall an Option granted to an Employee who is a non-exempt employee for purposes of overtime pay under the Fair Labor Standard Act of 1938, be exercisable earlier than six (6) months after its date of grant.  Unless the applicable Stock Option Agreement provides otherwise, each Option shall vest and become exercisable with respect to 20% of the Shares subject to the Option upon completion of one year of Service measured from the vesting commencement date, the balance of the Shares subject to the Option shall vest and become exercisable in forty-eight equal installments upon completion of each month of Service thereafter, and the term of the Option shall be ten years from the date of grant.  A Stock Option Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, or other events.  Notwithstanding any other provision of the Plan, no Option can be exercised after the expiration date provided in the applicable Stock Option Agreement and no Option may provide that, upon exercise of the Option, a new Option will automatically be granted.

(f)  Modifications of Options.  Within the limitations of the Plan, the Committee may modify outstanding Options provided that no modification of an Option shall, without the consent of the Optionee, impair his or her rights or obligations under such Option. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.

(g)  Assignment or Transfer of Options.  Except as otherwise provided in the applicable Stock Option Agreement and then only to the extent permitted by applicable law, no Option shall be transferable by the Optionee other than by will or by the laws of descent and distribution, and, with respect to NQSOs, by instrument to an inter vivos or testamentary trust in which the options are to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to “immediate family” as that term is defined in 17 C.F.R. 240.16a-1(e), and may not be made subject to execution, attachment or similar process.  Except as otherwise provided in the applicable Stock Option Agreement, an Option may be exercised during the lifetime of the Optionee only by the Optionee or by the guardian or legal representative of the Optionee.  No Option or interest therein may be assigned, pledged or hypothecated by the Optionee during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

SECTION 7.  PAYMENT FOR OPTION SHARES.

The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash at the time when such Shares are purchased, except as follows and only if so provided for in an applicable Stock Option Agreement:

(i)  Surrender of Stock.  Payment for all or any part of the Exercise Price may be made with Shares which have already been owned by the Optionee; provided that the Committee may, in its sole discretion, require that Shares tendered for payment be previously held by the Optionee for a minimum duration.  Such Shares shall be valued at their Fair Market Value.

(ii)  Cashless Exercise.  Payment for all or any part of the Exercise Price may be made through Cashless Exercise.

(iii)  Other Forms of Payment.  Payment for all or any part of the Exercise Price may be made in any other form that is consistent with applicable laws, regulations and rules and approved by the Committee.

The Stock Option Agreement may specify that payment may be made in any form(s) described in this Section 7.

SECTION 8.  PROTECTION AGAINST DILUTION.

(a)  Adjustments.  In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make appropriate adjustments to the following:

(i)  the number of Shares and the kind of shares or securities available for future Options under Section 5;

(ii)  the number of Shares and the kind of shares or securities covered by each outstanding Option; or

(iii)  the Exercise Price under each outstanding Option.

(b)  Participant Rights.  Except as provided in this Section 8, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.  If by reason of an adjustment pursuant to this Section 8 a Participant’s Option covers additional or different shares of stock or securities, then such additional or different shares and the Option in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Option and the Shares subject to the Option prior to such adjustment.

(c)  Fractional Shares.  Any adjustment of Shares pursuant to this Section 8 shall be rounded down to the nearest whole number of Shares.  Under no circumstances shall the Company be required to authorize or issue fractional shares and no consideration shall be provided as a result of any fractional shares not being issued or authorized.

SECTION 9.  EFFECT OF A CORPORATE TRANSACTION.

(a)  Corporate Transaction.  In the event that the Company is a party to a Corporate Transaction, outstanding Options shall be subject to the applicable agreement of merger, reorganization, or sale of assets.  Such agreement may provide, without limitation, for the assumption or substitution of outstanding Options by the surviving corporation or its parent, or for the cancellation of outstanding Options, with or without consideration, in all cases without the consent of the Participant.

(b)  Acceleration.  The Committee may determine, at the time of grant of an Option or thereafter, that such Option shall become fully vested as to all Shares subject to such Option in the event that a Corporate Transaction or a Change in Control occurs.  Unless otherwise provided in the applicable Stock Option Agreement, in the event that a Corporate Transaction occurs and any outstanding Options are not assumed, substituted, or replaced, then such Options shall terminate and cease to be outstanding.

(c)  Dissolution.  To the extent not previously exercised or settled, Options shall terminate immediately prior to the dissolution or liquidation of the Company.

SECTION 10.  LIMITATIONS ON RIGHTS.

(a)  No Entitlements.  A Participant’s rights, if any, in respect of or in connection with any Option is derived solely from the discretionary decision of the Company to permit the individual to participate in the Plan and to benefit from a discretionary Option.  By accepting an Option under the Plan, a Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Options.  Any Option granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

Neither the Plan nor any Option granted under the Plan shall be deemed to give any individual a right to remain an employee, consultant or director of the Company, a Parent, a Subsidiary or an Affiliate.  The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company’s Articles of Incorporation and Bylaws and a written employment agreement (if any), and such terminated person shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan or any outstanding Option that is forfeited and/or is terminated by its terms or to any future Option.

(b)  Shareholders’ Rights.  A Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any Shares covered by his or her Option prior to the issuance of such Shares (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company).  No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such Shares are issued, except as expressly provided in Section 8.

(c)  Regulatory Requirements.  Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares or other securities under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required.  The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Option prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

SECTION 11.  WITHHOLDING TAXES.

(a)  General.  A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with his or her Option.  The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b)  Share Withholding.  If a public market for the Company’s Shares exists, the Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering or attesting to all or a portion of any Shares that he or she previously acquired.  Such Shares shall be valued based on the value of the actual trade or, if there is none, the Fair Market Value as of the previous day.  Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC.  The Committee may, in its discretion, also permit a Participant to satisfy withholding or income tax obligations related to an Option through Cashless Exercise or through a sale of Shares underlying the Option.

SECTION 12.  DURATION AND AMENDMENTS.

(a)           Adoption and Shareholder Approval.  This Plan will become effective on the Effective Date.  This Plan will be approved by the shareholders of the Company (excluding Shares issued pursuant to this Plan), consistent with applicable laws, within twelve (12) months before or after the Effective Date.  Upon the Effective Date, the Board may grant Awards pursuant to this Plan; provided, however, that:  (i) no Option may be exercised prior to initial shareholder approval of this Plan; (ii) no Option granted pursuant to an increase in the number of Shares approved by the Board shall be exercised prior to the time such increase has been approved by the shareholders of the Company; (iii) in the event that initial shareholder approval is not obtained within the time period provided herein, all Options granted hereunder shall be canceled, any Shares issued pursuant to any Option shall be canceled and any purchase of Shares issued hereunder shall be rescinded; and (iv) Options granted pursuant to an increase in the number of Shares approved by the Board which increase is not timely approved by shareholders shall be canceled, any Shares issued pursuant to any such Options shall be canceled, and any purchase of Shares subject to any such Option shall be rescinded.  The Plan shall terminate on the tenth anniversary of the Effective Date.

(b)           Right to Amend or Terminate the Plan.  The Board may amend or terminate the Plan at any time and for any reason.  The termination of the Plan, or any amendment thereof, shall not impair the rights or obligations of any Participant under any Option previously granted under the Plan without the Participant’s consent.  No Options shall be granted under the Plan after the Plan’s termination.  An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent such approval is otherwise required by applicable laws, regulations or rules.